Exhibit 10.12
RESTRICTED STOCK UNIT AGREEMENT
For Grantees Located Inside the United States

Awarded to: participant name
Grant Date: grant date
Number of Shares: shares

This Restricted Stock Unit Agreement (the “Agreement”) is made between FLIR Systems, Inc. (“the Company”), and you, an employee or consultant of the Company or one of its Subsidiaries (the “Grantee”).

The Company sponsors the FLIR Systems, Inc. 2011 Stock Incentive Plan, as amended (the “Plan”). The Plan governs the terms of the award referenced in this Agreement and controls in the event of any ambiguity between the Plan and this Agreement. A copy of the Plan as amended can be found on the Company intranet or may be obtained by contacting the Company’s Human Resources Department. The terms and provisions of the Plan are incorporated herein by reference. By signing this Agreement, you acknowledge that you have obtained and reviewed a copy of the Plan. When used herein, the capitalized terms that are defined in the Plan shall have the meanings given to them in the Plan, including the term “Committee,” which means the Compensation Committee of the Company’s Board of Directors.

Your failure to execute this Agreement within 180 days of the Grant Date may result in its cancellation.

In recognition of the value of your contribution to the Company, you and the Company mutually covenant and agree as follows:

1.Grant. Subject to the terms and conditions of the Plan and this Agreement, the Company grants to you, the Grantee, the right to receive on the vesting dates described herein shares of the Company’s common stock (the “Shares”) under the terms hereof.

2.No Rights as Shareholder Prior to Issuance and Delivery of Shares. Grantee shall not be deemed for any purpose to be a shareholder of the Company as to any Shares subject to this Agreement, including the right to any dividends issued over the vesting period, until the Shares have been issued and delivered to Grantee in accordance with the Plan and this Agreement.

3.Dividend Equivalents. If the Company declares one or more cash or stock dividends on the Shares during the period commencing on the Grant Date and ending on and including the day immediately preceding the day on which the Shares subject to this Agreement are issued to you, then, on the date each such dividend is paid to the holders of Shares, you shall be credited with dividend equivalent units (“Dividend Equivalent Units”) in accordance with the following:

(a)
If a dividend with respect to the Shares is payable in cash, then, as of the applicable dividend payment date, you shall be credited with that number of Dividend Equivalent Units (rounded to the nearest whole unit) equal to (i) the amount of the cash dividend payable with respect to a Share, multiplied by (ii) the number of Shares subject to this Agreement that are outstanding as of the record date of such dividend, divided by (iii) the closing price of a Share on the dividend payment date.

(b)
If a dividend with respect to the Shares is payable in Shares, then, as of the dividend payment date, you shall be credited with that number of Dividend Equivalent Units (rounded to the nearest whole unit) equal to (i) the number of Shares distributed in the dividend with respect to a Share, multiplied by (ii) the number of Shares subject to this Agreement that are outstanding as of the record date of such dividend.

Any such Dividend Equivalent Units credited hereunder shall be subject to the same terms and conditions which apply to the underlying Shares to which they relate and shall vest and settle, or be forfeited, as applicable, at the same time and in the same manner as the underlying Shares to which they relate. The foregoing does not obligate the Company to pay dividends on the Shares and nothing in the Plan or in this Agreement shall be interpreted as creating such an obligation. Notwithstanding anything to the contrary in this Agreement, if the Shares subject to this Agreement are scheduled to vest and settle between a dividend record date and a dividend payment date, then Dividend Equivalent Units with respect to such dividend shall be credited and paid to you on the earlier of (x) the dividend payment date for such dividend and (y) March 15th following the date on which the underlying Shares to which the Dividend Equivalent Units relate vest.

4.Vesting. The Shares subject to this Agreement shall vest in accordance with the vesting schedule as detailed in the appendix titled “Vesting Schedule.” Once the Shares vest in accordance with the terms of this Agreement or the Plan, the Company shall issue and deliver a stock certificate (or other evidence of ownership) for a corresponding number of Shares to Grantee on, or within 30 days following, the applicable vesting date or, if later, the date on which the Shares are distributed pursuant to the terms of the Company’s Stock Deferral Plan.

5.Rights of Grantee with Respect to Shares Delivered. Grantee shall enjoy all shareholder rights with respect to Shares that have been issued and delivered, subject to any restrictions on sale imposed by any share ownership restrictions that are in place as of the date of this agreement.

6.Termination of Service. In the event that Grantee's continuous service as an employee or consultant with the Company and its Subsidiaries terminates for any reason other than due to death or a Qualifying Disability, as defined in Section 7, or as a result of a termination without Cause within 12 months following a Change in Control, as such terms are defined in Section 8, including a termination due to retirement, the Shares subject to this Agreement shall immediately expire and no additional Shares shall be issued and delivered to Grantee pursuant to this Agreement.

In the event of a dispute as to the date that Grantee's continuous service as an employee or consultant terminates for purposes of the Plan, such date shall be determined by the Committee, in its sole discretion, which determination shall be final.

7.Death or Qualifying Disability. In the event of Grantee’s death or in the event that Grantee’s continuous service as an employee or consultant with the Company and its Subsidiaries terminates as a result of Grantee’s Qualifying Disability, the Shares subject to this Agreement shall immediately vest. For purposes of this Agreement, a “Qualifying Disability” shall mean a Disability, as defined below, which the Committee determines is expected to prevent Grantee from thereafter engaging in any gainful employment. For purposes of this Agreement, a “Disability” shall mean a total and permanent disability as defined in section 22(e)(3) of the Code. The determination of whether Grantee’s Disability is a Qualifying Disability shall be made by the Committee in its sole discretion, and such determination shall be final.

8.Change in Control; Termination without Cause following a Change in Control. In the event of a Change in Control in which the award referenced in this Agreement is not being assumed or continued, the Shares subject to this Agreement shall immediately vest on the date of such Change in Control. If, within 12 months following a Change in Control in which the award referenced in this Agreement is assumed or continued, the Grantee’s continuous service as an employee or consultant with the Company and its Subsidiaries is terminated by the Company or the applicable Subsidiary without Cause, the Shares subject to this Agreement shall immediately vest. Notwithstanding the foregoing, if the Grantee is a participant in the Company’s Executive Severance Benefit Plan and/or the Company’s Change in Control Severance Plan (collectively, the “Severance Plans”), then the treatment of the Shares subject to this Agreement upon a termination of the Grantee’s employment without Cause shall be governed by the terms and conditions of the applicable Severance Plan in lieu of the terms and conditions of this Agreement.

(a)For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply: (i) a “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(v); (ii) a “change in the effective control” of the Company shall occur on the date on which a majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vi); and (iii) a “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vii)(B).

(b)For purposes of this Agreement, the term “Cause” shall mean, with respect to the Grantee, unless otherwise provided in an applicable agreement between the Grantee and the Company or any of its Subsidiaries: (i) any material violation by the Grantee of any law or regulation applicable to the business of the Company; (ii) the Grantee’s conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (iii) the Grantee’s commission of an act of personal dishonesty that is intended to result in the substantial personal enrichment of the Grantee (excluding inadvertent acts that are promptly cured following notice); (iv) continued material violations by the Grantee of the Grantee’s lawful and reasonable duties of employment (including, but not limited to, compliance with material written policies of the Company and material written agreements with the Company), which violations are demonstrably willful and deliberate on the Grantee’s part, but, if such violation is curable, only after the Company has delivered a written demand for performance to the Grantee that describes the basis for the Company’s belief that the Grantee has not substantially performed the Grantee’s duties and the Grantee has not cured within a period of 15 days following notice; (v) the Grantee’s willful failure (other than due to physical incapacity) to cooperate with an investigation by a governmental authority or the Company of the Company’s business or financial condition; (vi) any other willful misconduct or gross negligence by the Grantee that is materially injurious to the financial condition or business reputation of the Company; or (vii) a material breach of the Grantee’s fiduciary duty to the Company.

9.Nontransferability of this Agreement. Neither this Agreement nor the Shares subject to this Agreement may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of, other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company, and any such attempted action shall be void.

10.Withholding Taxes. The vesting and issuance of Shares to Grantee is a taxable event for which the Company is obligated to withhold taxes. Grantee agrees to pay to the Company an amount sufficient to provide for any federal, state, and local withholding taxes, including FICA taxes, in connection with the issuance and delivery of any Shares by the Company to Grantee. Grantee may satisfy this withholding obligation by electing in writing (i) to transfer from Grantee’s Fidelity cash account an amount sufficient to satisfy the withholding obligation, or (ii) to have the Company withhold from the Shares otherwise to be delivered to Grantee that number of Shares that would satisfy the withholding obligation. In the absence of a timely election by Grantee, the Committee will use option (ii).

If the Committee withholds Shares to satisfy the withholding obligation, the following rules apply:

(a)	The value of the Shares withheld or transferred must equal (or exceed by at most a fractional Share) the minimum withholding obligation.

(b)	The value of the Shares withheld or transferred shall be the Fair Market Value determined as of the vesting date.

11.Exclusion of Shares from Compensation. Shares issued and delivered to Grantee pursuant to the Plan will not constitute compensation to Grantee for purposes of any retirement, life insurance or other employee benefit plan of the Company.

12.Termination of Agreement. This Agreement shall terminate when no further Shares may be delivered to Grantee pursuant to this Agreement.

13.Governing Law. This Agreement is governed by, and subject to, the laws of the State of Oregon, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Oregon, and agree that such litigation shall be conducted in the appropriate state or federal court of Oregon.

14.Electronic Delivery and Participation. The Company may, in its sole discretion, deliver any documents related to the award referenced in this Agreement or to participation in the Plan or to future awards that may be granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.Insider Trading Restrictions. Grantee acknowledges that Grantee may be subject to insider trading restrictions, which may affect his or her ability to acquire or dispose of Shares or rights to Shares (e.g., restricted stock units) acquired under the Plan during such times as Grantee is considered to have “inside information” regarding the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

17.Section 409A. Notwithstanding anything in the Plan, this Agreement or any other agreement (whether entered into before, on or after the Grant Date) to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Shares is accelerated in connection with Grantee’s “separation from service” within the meaning of Section 409A, as determined by the Company, other than due to death, and if (x) Grantee is a U.S. taxpayer and a “specified employee”

within the meaning of Section 409A at the time of such separation from service and (y) the payment of such accelerated Shares will result in the imposition of additional tax under Section 409A if paid to Grantee on or within the six (6) month period following Grantee’s separation from service, then the payment of such accelerated Shares will not be made until the date six (6) months and one (1) day following the date of Grantee’s separation from service, unless Grantee dies following his or her separation from service, in which case, the Shares will be paid to Grantee’s estate as soon as practicable following his or her death. It is the intent of this Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Shares provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable to a U.S. taxpayer under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

FLIR SYSTEMS, INC.                GRANTEE

James J. Cannon                    Name
President and Chief Executive Officer         Signed Electronically